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Exhibit 99.2

March 18, 2014

The Board of Trustees
Kite Realty Group Trust
30 S. Meridian Street, Suite 1100
Indianapolis, Indiana 46204

Members of the Board of Trustees:

        We hereby consent to the inclusion of our opinion letter, dated February 9, 2014, to the Board of Trustees of Kite Realty Group Trust ("Kite Realty") as Annex D to, and to the references thereto under the headings "SUMMARY—Opinion of Kite Realty's Financial Advisors," "THE MERGER—Background of the Merger," "THE MERGER—Recommendation of the Kite Realty Board and Its Reasons for the Merger" and "THE MERGER—Opinions of Kite Realty's Financial Advisors" in, the joint proxy statement/prospectus relating to the proposed merger involving Kite Realty and Inland Diversified Real Estate Trust, Inc., which joint proxy statement/prospectus forms a part of Kite Realty's Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Barclays Capital Inc.
BARCLAYS CAPITAL INC.

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  Exhibit 99.2